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                           ARTICLES OF INCORPORATION

                                       OF

                              TOYOTA LEASING, INC.

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                                    ARTICLE I

                                      NAME

     The name of the corporation is Toyota Leasing, Inc. Toyota Leasing, Inc. is referred to throughout these articles of incorporation as the "Corporation".


                                   ARTICLE II

     The existence of the corporation is perpetual.


                                   ARTICLE III

                                    PURPOSES

     (a) Subject to paragraph (b) below, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession that is permitted to be incorporated under the California Corporations Code.

     (b) Notwithstanding paragraph (a) above, the purpose of the Corporation is limited to the following purposes, and activities incident to and necessary or convenient to accomplish the following purposes: (i) to acquire from time to time from Toyota Motor Credit Corporation ("TMCC"), all right, title and interest in and to certificates ("SUBI Certificates") evidencing units of beneficial interest in segregated portfolios of assets of Toyota Lease Trust, a Delaware business trust, including lease contracts arising out of or relating to the lease of new or used motor vehicles or industrial equipment, moneys due thereunder, ownership or security interests in the vehicles or industrial equipment leased thereby, proceeds from claims on insurance policies related thereto and related rights (collectively, "SUBI Assets"); (ii) to acquire, own, hold, service, sell, assign, pledge and otherwise deal with the SUBI Certificates and SUBI Assets, related insurance policies, related agreements with TMCC and any proceeds or further rights associated with any of the foregoing; (iii) to sell, assign, transfer, convey and/or pledge all or any part of each such SUBI Certificate to one or more trusts or other persons or legal entities pursuant to one or more Securitization Trust

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Agreements, Indentures or similar agreements (the "Agreements") to be entered into by and among TMCC, as servicer, the Corporation and each other pledgee or transferee named therein (the "transferees"); (iv) to sell any series or class of asset-backed certificates or other securities issued by or evidencing interests in the transferees or obligations of the transferees or the Corporation under the related Agreements ("Securities"); (v) to hold and enjoy all of the rights and privileges of any Securities so issued under the related Agreements; (vi) to perform its obligations under the Agreements; and (vii) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of California that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

     So long as any outstanding debt of the Corporation or Securities are rated by any nationally recognized statistical rating agency, the Corporation shall not issue unsecured notes or otherwise borrow money unless (A) the Corporation has made a written request to the related nationally recognized rating agency to issue unsecured notes or incur borrowings and such notes or borrowings are rated by the related nationally recognized rating agency the same as or higher than the rating afforded any outstanding rated debt or Securities, or (B) such notes or borrowings (1) are fully subordinated (and which shall provide for payment only after payment in respect of all outstanding rated debt and/or Securities) or are nonrecourse against any assets of the Corporation other than the assets pledged to secure such notes or borrowings, (2) do not constitute a claim against the Corporation in the event such assets are insufficient to pay such notes or borrowings, and (3) where such notes or borrowings are secured by the rated debt or Securities, are fully subordinated (and which shall provide for payment only after payment in respect of all outstanding rated debt and/or Securities) to such rated debt or Securities.


                                   ARTICLE IV

                               SERVICE OF PROCESS

     The name and address of the Corporation's initial agent for service of process are:

                               Alan F. Cohen, Esq.
                           19001 South Western Avenue
                           Torrance, California 90509


                                    ARTICLE V

                                  CAPITAL STOCK

     The Corporation shall have one class of stock designated as Common Stock, and the total number of shares of stock of that class that the Corporation shall have authority to issue is 1,000

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shares of $100.00 par value stock.  No shareholder shall have any preemptive right to acquire additional shares of the Corporation.

                                   ARTICLE VI

                LIMITATIONS ON CERTAIN ACTIONS BY THE CORPORATION

     Notwithstanding any other provision of these Articles and any provision of law, the Corporation shall not do any of the following:

          (a)  Engage in any business or activity other than as set forth in
Article III hereof;
               or

          (b) without the unanimous affirmative vote of the members of the Board of Directors of the Corporation, merge or consolidate with any other corporation, company or entity or sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other corporation, company or equity, provided that such restrictions shall not limit the acquisition of SUBI Certificates from TMCC or the ability of the Corporation to sell, assign, transfer, convey and/or pledge all or any part of any SUBI Certificate in accordance with the terms of
Article III(b) hereof, on which there shall be no such restriction.


                                   ARTICLE VII

                                INTERNAL AFFAIRS

     The Corporation shall insure at all times that (a) it maintains separate corporation records and books of account from those of TMCC's, and (b) except as permitted by contract between the Corporation and TMCC with respect to deposits in certain accounts of collections in respect of the assets securing a SUBI Certificate pursuant to an agreement between the Corporation and TMCC, none of the Corporation's assets will be commingled with those of TMCC or any of their affiliates.


                                  ARTICLE VIII

                                   AMENDMENTS

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles in any manner now or hereafter provided herein or by statute and all rights, preferences and privileges conferred by these Articles upon shareholders, directors or any other person are granted subject to such right; provided, however, that the Corporation shall not amend, alter, change or repeal any provision of Articles III, VI, VII, VIII and IX (the "Restricted Articles") without the unanimous affirmative vote of the members of the Board of Directors and provided,

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further, that the Corporation shall not amend or change any article so as to be inconsistent with the Restricted Articles.

                                   ARTICLE IX

                     LIABILITY OF DIRECTORS; INDEMNIFICATION

     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in
Section 204 of the California Corporations Code.

     Any amendment, repeal or modification of any provision of this Article IX shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.


     IN WITNESS WHEREOF, I have set my hand to be affixed to these Articles of Incorporation, as of this 22nd day of April, 1997.




                         By:  /s/ Daniel F. Passage
                              ------------------------------
                              Name: Daniel F. Passage
                              Title:   Incorporator


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